                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant :
Filed by a Party other than the Registrant 9

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                              FIRST MARINER BANCORP

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

     (5) Total fee paid:
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3) Filing Party:
        ------------------------------------------------------------------------

     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD TUESDAY, MAY 2, 2000, AT 8:00 A.M.
                                       AT
                             FIRST MARINER BANCORP
                             1801 S. CLINTON STREET
                           BALTIMORE, MARYLAND 21224

    The Annual Meeting of Stockholders of First Mariner Bancorp, a Maryland corporation, will be held on May 2, 2000, at 8:00 a.m., local time, at First Mariner Bancorp, 1801 S. Clinton Street, Baltimore, Maryland 21224 to consider and vote upon:

    1. The election of nine directors, seven to serve until the Annual Meeting of Stockholders to be held in 2003, one to serve until the Annual Meeting of Stockholders to be held in 2002 and one to serve until the Annual Meeting of Stockholders to be held in 2001, and until their successors are duly elected and qualified.

    2. Any other matters that may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 10, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Accompanying this notice is a proxy statement and proxy card. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to or at the meeting by written notice to the Company.

    You are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors,

                                          Eugene A. Friedman
                                          SECRETARY

March 31, 2000

                             FIRST MARINER BANCORP
                           1801 SOUTH CLINTON STREET
                           BALTIMORE, MARYLAND 21224
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD ON TUESDAY, MAY 2, 2000 AT 8:00 A.M.
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of First Mariner Bancorp (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 2, 2000 at First Mariner Bancorp, 1801 S. Clinton Street, Baltimore, Maryland 21224. The proxy is revocable at any time prior to or at the Meeting by written notice to Eugene A. Friedman, Secretary of the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and employees of the Company who will not be specifically compensated for soliciting such proxies. The cost of soliciting proxies will be borne by the Company and may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Stock of the Company registered in names of nominees. This proxy material is being sent to the Company's stockholders on or about March 31, 2000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Stockholders of record at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the close of business on that date, there were outstanding and entitled to vote 3,166,813 shares of Common Stock, $.05 par value ("Common Stock"), each of which is entitled to one vote.

    The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote of a majority of all shares voted at the Meeting is sufficient for the approval of Proposal One described in this Proxy Statement. An abstention or broker non-vote is included for purposes of determining the presence or absence of a quorum for the transaction of business but is not included in calculating votes cast with respect to the Proposals. The Company designates individuals to serve as the Inspectors of Elections for purposes of tallying shares voted. The Inspectors of Elections will be present at the Meeting.

    All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

    - FOR the nominees for directors named below.

    - Proxies will be voted in the discretion of the holder with respect to such other business as may properly come before the Meeting or any adjournments thereof.

    It is anticipated that the Company's directors and officers will vote their shares of common stock in favor of the nominees for election to the Board of Directors listed herein.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; and
(iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. The address of each person named below is the address of the Company.

NAME AND ADDRESS                                              NUMBER OF SHARES   PERCENT OF CLASS(1)
----------------                                              ----------------   -------------------
Edwin F. Hale, Sr. (2)......................................     1,033,363             27.85%
Barry B. Bondroff (3).......................................        21,696               .68%
Edith B. Brown (4)..........................................         1,000               .03%
Rose M. Cernak(5)...........................................        27,841               .88%
Joseph A. Cicero(6).........................................        19,700               .62%
Christopher P. D'Anna(7)....................................        16,431               .52%
Howard Friedman.............................................         2,000               .06%
Bruce H. Hoffman(8).........................................        30,593               .96%
Melvin S. Kabik(9)..........................................        15,821                50%
Michael J. Lynch............................................         1,050               .03%
George H. Mantakos(10)......................................        33,550              1.05%
Jay J.J. Matricciani(11)....................................        26,441               .83%
James P. O'Conor, Jr........................................        26,900               .85%
John J. Oliver, Jr. (12)....................................         1,000               .03%
Patricia Schmoke, MD........................................           100                 --
Hanan Y. Sibel(13)..........................................        15,876               .50%
Leonard Stoler(14)..........................................        26,990               .85%
Michael R. Watson...........................................            35                 --
All directors and executive officers as a group (18
  persons)(15)..............................................     1,300,387             34.14%

------------------------

 (1) Includes shares of Common Stock subject to options or warrants held by the named individual which are exercisable as of, or within 60 days of the Record Date.

 (2) Includes 2,530 shares in his Individual Retirement Account; also includes warrants to purchase 408,839 shares and options to purchase 135,333 shares. It does not include 126,667 options which are currently not exercisable.

 (3) Includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

 (4) Includes 330 shares owned by her husband over which she may be deemed to have beneficial ownership.

 (5) Includes 11,000 shares held jointly with her husband, 4,000 shares owned by her husband, 3,500 shares held by Olde Obrycki's Crab House, Inc., of which she is the owner; also includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

 (6) Includes options to purchase 16,500 shares.

 (7) Includes 11,000 shares held by D'Anna Family Enterprise, LLC, of which he is a member; also includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

 (8) Includes 18,050 shares held jointly with his wife and 5,430 shares held in an Individual Retirement Account for his wife; also includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

 (9) Includes 11,000 shares held jointly with his wife; also includes warrants to purchase 3,666 shares and options to purchase 1,100 shares.

 (10) Includes 4,400 shares held in an Individual Retirement Account and 1,100 shares held jointly with his wife; also includes warrants to purchase 5,500 shares and options to purchase 22,550 shares.

 (11) Includes 5,300 shares held jointly with his wife, 1,100 shares held in an Individual Retirement Account, and 11,000 shares held by Matro Properties, of which he is a partner; also includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

 (12) Includes warrants to purchase 11,000 shares and options to purchase 1,100 shares.

 (13) Includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

 (14) Includes warrants to purchase 5,500 shares and options to purchase 990 shares.

 (15) Includes warrants to purchase 456,501 shares and options to purchase 185,113 shares. It does not include 226,667 options which are currently not exercisable.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    The Board proposes the election of the nine directors named below, seven directors to hold office for a three year term until the Annual Meeting of Stockholders to be held in the year 2003 and one director to hold office until the Annual Meeting of Stockholders to be held in the year 2002 and one director to hold office until the Annual Meeting of Stockholders to be held in the year 2001 and until the election and qualification of their successors. All of the nominees are now directors of the Company. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms in accordance with the Company's Charter and By-Laws. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors. The Board of Directors of the Company recommends that stockholders vote FOR election of all nominees.

    The following table sets forth certain information concerning the nominees for election.

                       NOMINEES FOR ELECTION AS DIRECTORS

TERM TO EXPIRE IN 2003

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Joseph A. Cicero............................................     55           1996
Melvin S. Kabik.............................................     75           1995
Howard Friedman.............................................     35           1999
Jay J.J. Matricciani........................................     58           1995
John J. Oliver, Jr..........................................     54           1997
Hanan Y. Sibel..............................................     68           1995
Leonard Stoler..............................................     69           1995

    JOSEPH A. CICERO is the President of the Company and Chief Operating Officer of First Mariner Bank (the "Bank"). Mr. Cicero was Maryland Area President of First Union Bank during 1996 and Maryland Area President for First Fidelity Bank from November, 1994 to December, 1995. Prior thereto, he was Executive Vice President and Chief Financial Officer and Director of Baltimore Bancorp from January, 1992 to November, 1994.

    MELVIN S. KABIK operates his own commercial real estate company. He previously owned and operated Eddie's Supermarkets in Baltimore, Maryland. He is a former member of the Board of Directors of Baltimore Bancorp.

    HOWARD FRIEDMAN has been the Chairman of Circa Capital, since 1997. From 1998 to 1997 he was the Publisher and CEO of Whitemark Press, Inc.

    JAY J.J. MATRICCIANI has served as president of The Matricciani Company, a utility and paving contractor, since 1992. He is also a partner of Matro Properties, a heavy equipment rental company.

    JOHN J. OLIVER, JR.  is the CEO and Publisher of the Afro-American
Newspapers.

    HANAN Y. SIBEL is the chief executive officer of Sibel Enterprises and Vice President of Nyberg & Assoc. He had previously served as Chairman/CEO of MAI-Chaimson, Inc.

    LEONARD STOLER has been the owner and president of Len Stoler Inc., an automobile dealership, since 1968.

TERM TO EXPIRE IN 2002

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Patricia Schmoke, MD........................................     45           1999

    PATRICIA SCHMOKE, MD is a practicing pediatrician.

TERM TO EXPIRE IN 2001

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Michael J. Lynch............................................     39           1998

    MICHAEL J. LYNCH is the Vice President of The General Ship Repair, a ship repair company, and has been with that company since 1982.

                              CONTINUING DIRECTORS

    The directors of the Company whose terms have not expired, their ages, the years in which their terms expire and year in which they became directors are as follows:

TERM TO EXPIRE IN 2002

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Edwin F. Hale, Sr...........................................     53           1995
Barry B. Bondroff...........................................     51           1995
Bruce H. Hoffman............................................     52           1995
James P. O'Conor, Jr........................................     71           1995

    EDWIN F. HALE, SR. is Chairman and Chief Executive Officer of the Company and of the Bank. He also is Chairman and Chief Executive Officer of Hale
Trans, Inc., the parent company of both Hale Intermodal Transport Co., and Hale Intermodal Marine Co., private Baltimore-based trucking and shipping companies which he founded in 1975 and 1984, respectively. He is the Chairman and Chief Executive Officer of Hale Trucks of Maryland, LLC, the parent company of both Peterbilt of Central Maryland, LLC, and Volvo Truck, North America, Inc., organized in 1997 and 1998, respectively. He is also the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now First Union Bancorp.

    BARRY B. BONDROFF has been the managing officer of Grabush, Newman & Co., P.A. a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp.

    BRUCE H. HOFFMAN is the Vice President of the Gilban Building Company in Maryland. He previously served as the executive director of the Maryland Stadium Authority from 1989 to 1999. He is a former member of the Board of Directors of Baltimore Bancorp.

    JAMES P. O'CONOR, JR. has served as chairman and chief executive officer of O'Conor, Piper & Flynn, a real estate brokerage company, since 1984. He is a former member of the Board of Directors of Baltimore Bancorp.

TERM TO EXPIRE IN 2001

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Edith B. Brown..............................................     67           1998
Rose M. Cernak..............................................     69           1995
Christopher P. D'Anna.......................................     35           1995
George H. Mantakos..........................................     57           1994
Michael R. Watson...........................................     57           1998

    EDITH B. BROWN has served as the Director of Public and Community Relations at Centre Management, a sports and entertainment arena, since 1979.

    ROSE M. CERNAK has served as president of Olde Obrycki's Crab House, Inc., since 1995. Prior thereto, Ms. Cernak acted as a general manager and vice president of Obrycki's. She is a former member of the Board of Directors of Baltimore Bancorp.

    CHRISTOPHER P. D'ANNA is an executive vice president of Mars Super
Markets, Inc., a regional supermarket chain, and has been employed with Mars in various capacities for more than five years.

    GEORGE H. MANTAKOS is Executive Vice President of the Company, and the President of the Bank. Mr. Mantakos previously served as President of the Company and Chief Executive Officer for the Bank. Mr. Mantakos began his banking career with Union Trust Company (now First Union Bank). In 1985, he resigned his position as senior vice president in charge of the Corporate and Commercial Banking Division of Union Trust to become president and chief executive officer of Fairview Federal. Fairview Federal was acquired by Columbia Bancorp in
June 1992. Mr. Mantakos was appointed to the Board of Directors of Columbia Bancorp and to the Executive Committee/Board of Directors of the Columbia Bank. He resigned from these positions to become a founder and organizer of Maryland Bank, FSB, the predecessor of the Bank.

    MICHAEL W. WATSON has served as the President of the Association of Maryland Pilots since 1983.

                         BOARD MEETINGS AND COMMITTEES

    During 1999, the Board of Directors met twelve times, the Audit Committee met four times, and the Compensation Committee met four times. Each director attended seventy-five percent or more of all meetings of the Board of Directors and committees of the Board on which he or she served.

    The Executive Committee of the Board of Directors serves as the Nominating Committee. The Executive Committee consists of Edwin F. Hale, Sr. (Chairman), Barry B. Bondroff, Joseph A. Cicero, Bruce H. Hoffman, Melvin S. Kabik, and George H. Mantakos. In its capacity as the Nominating Committee, the Executive Committee selects qualified persons as nominees for election by the stockholders to the Company's Board of Directors. Its recommendations are presented to the Board of Directors at regularly scheduled meetings. The Executive Committee will also consider those recommendations by stockholders which are submitted in writing to the Secretary of the Corporation, giving the recommended candidates name, biographical data and qualifications. The Executive Committee met one time in 1999 in its capacity as the Nominating Committee.

    The Audit Committee of the Board of Directors consists of Barry B. Bondroff, Michael R. Watson (Chairman) and Jay J.J. Matricciani. The Committee recommends to the Board the selection of the independent public accountants, reviews the financial statements with such accountants, discusses with the accountants and management other results of the audit, and oversees internal accounting procedures and controls. The Audit Committee also reviews, considers and makes recommendations regarding proposed related party transactions, if any.

    The Compensation Committee of the Board of Directors consists of Barry B. Bondroff (Chairman), James P. O'Conor, and Hanan Y. Sibel. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements.

                             DIRECTOR COMPENSATION

    Directors receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. Directors received $500 for each Board meeting attended and $200 for attending the meeting of the Bank's Loan Committee. Directors receive no compensation for attending other committee meetings.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock made all required filings during the fiscal year ended December 31, 1999 except that year-end reports on Form 5 for Edwin F. Hale, Sr. (covering two option grants), Joseph A. Cicero (covering one option grant) and George H. Mantakos (covering one option grant) were filed late; one report on Form 4 of Hanan Y. Sibel (covering one transaction) was filed late; and initial reports on Form 3 were filed late for Patricia Schmoke, MD and Howard Friedman.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company and the Bank for the last three fiscal years to the Chief Executive Officer of the Company and the Bank and to any other executive officer of the Company or the Bank who received compensation in excess of $100,000 during any of the last three fiscal years of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                  ANNUAL COMPENSATION                        COMPENSATION
                                         -------------------------------------   ------------------------------------
                                                                OTHER ANNUAL         SECURITIES          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY     BONUS     COMPENSATION(1)   UNDERLYING OPTIONS   COMPENSATION(2)
---------------------------   --------   --------   --------   ---------------   ------------------   ---------------
Edwin F. Hale, Sr...........    1999     $250,000   $100,000       $ 10,220            130,000             $1,364
  Chairman of the Board and     1998     $250,000   $300,000       $ 12,238                  0             $2,500
  Chief Executive Officer of    1997     $200,000   $100,000       $ 12,050                  0             $1,260
  the Company and the Bank

Joseph A. Cicero............    1999     $175,000   $ 15,000       $      0             60,000             $1,737
  President of the Company      1998     $175,000   $ 25,000       $      0                  0             $2,500
  and Chief Operating           1997     $150,000   $      0       $      0                  0             $1,299
  Officer of the Bank

George H. Mantakos..........    1999     $125,000   $ 30,000       $  7,827             40,000             $2,062
  Executive Vice President      1998     $125,000   $ 45,000       $  4,139                  0             $2,136
  of the Company and            1997     $110,000   $ 20,000       $  4,000                  0             $1,580
  President of the Bank

------------------------

(1) The amount disclosed represents car lease payments made by the Company on behalf of Mr. Hale and Mr. Mantakos, respectively.

(2) The amount disclosed represents the matching funds under the Company's 401(K) Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

    Options granted to the executive officers named in the above Summary Compensation Table during 1999 are set forth below:

                                                                                              POTENTIAL REALIZED
                                                                                               VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                         INDIVIDUAL GRANTS                                    PRICE APPRECIATION
                                  --------------------------------                              FOR OPTION TERM
                                                       PERCENT OF                            ---------------------
                                    NUMBER OF            TOTAL
                                    SECURITIES        OPTIONS/SARS   EXERCISE
                                    UNDERLYING         GRANTED TO    OR BASE
                                   OPTION/SARS        EMPLOYEES IN    PRICE     EXPIRATION
NAME                              GRANTED (#)(1)      FISCAL YEAR     ($/S)        DATE       5% ($)     10% ($)
----                              --------------      ------------   --------   ----------   --------   ----------
Edwin F. Hale, Sr.                   120,000(2)          45.47%       $11.75     02/16/09    $665,100   $2,247,600
                                      10,000(3)           3.79%       $ 8.69     11/22/09    $ 54,700   $  138,500
Joseph A. Cicero                      60,000(2)          22.74%       $11.75     02/16/09    $332,550   $1,123,800
George H. Mantakos                    40,000(2)          15.16%       $11.75     02/16/09    $221,700   $  749,200

------------------------

(1) Options granted in the year ended December 31, 1999 were issued under the 1998 Stock Option Plan.

(2) These options were granted on February 16, 1999. One third of these options vest on the date of grant, one third vest on the first anniversary of the date of grant and one third vest on the second anniversary of the date of grant, subject to the following conditions: (i) the first 50% of the total number of options may be exercised only if the price of the Company's Common Stock on the exchange the shares are traded equals or exceeds $14.25 for at least 10 trading days in any consecutive 30 calendar day period (the "Trading Period"); (ii) the next 25% of the total number of options may be exercised only if the price of the Company's Common Stock on the exchange the shares are traded equals or exceeds $16.75 for the Trading Period; and
    (iii) the last 25% of the total number of options may be exercised only if the price of the Company's Common Stock on the exchange the shares are traded equals or exceeds $19.25 for the Trading Period.

(3) These options were granted on November 22, 1999. One third of the options are exercisable on the date of grant, one third are exercisable on the first anniversary of the date of grant and one third are exercisable on the second anniversary of the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

    No stock options were exercised by the executive officers named in the Summary Compensation Table during 1999. The following table sets forth certain information regarding unexercised options held by the Named Executive Officers as of December 31, 1999:

                                                         AGGREGATE FISCAL YEAR-END OPTION VALUES
                                               -----------------------------------------------------------
                                                        NUMBER OF
                                                  SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                   FISCAL YEAR-END (#)           FISCAL YEAR-END ($)(1)
                                               ----------------------------    ---------------------------
NAME                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                           -----------    -------------    -----------   -------------
Edwin F. Hale, Sr............................    135,333(2)      126,667(4)         $0             $0
Joseph A. Cicero.............................     16,500(3)       60,000(5)         $0             $0
George H. Mantakos...........................     22,550(3)       40,000(5)         $0             $0

------------------------

(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1999 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of the shares at December 31, 1999 of $8.25.

(2) The exercise price of these options is $9.09 per share with respect to 132,000 of these options and $8.6875 per share with respect to 3,333 of these options.

(3) The exercise price of these options is $9.09 per share.

(4) The exercise price of these options is $11.75 per share with respect to 120,000 of these options and $8.6875 per share with respect to 6,667 of these options.

(5) The exercise price of these options is $11.75 per share.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

    The Bank has a key man life insurance policy on Mr. Hale in the amount of $10,000,000.

    The Company and the Bank are parties to an Employment Agreement with George
H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Bank. The agreement provides for an annual salary of $125,000 which will be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in a maximum amount of $20,000 per year. The Compensation Committee is empowered to grant a larger bonus to Mr. Mantakos. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is one year, expiring May 1, 2000 and, if not terminated within 90 days of its termination date, is automatically renewed for one additional year, provided, however, that the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos' duties, or a change of control of the Bank), the Bank is obligated to pay
Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options, and warrants held by him, and the Company is obligated to repurchase all or part of Mr. Mantakos' Common Stock.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board consists of Messrs. Bondroff, O'Conor and Sibel, who are non-employee directors and have no interlocking relationship or insider participation as defined by the Securities and Exchange Commission.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The objectives of the Company's management compensation policy are to attract and retain the best available executive officers; to motivate them to achieve the goals set forth in the Company's business plan; to link executive and stockholder interest through equity-based compensation; and to provide a compensation package that recognizes the executive's contribution, as well as the Company's performance, measured by both short-term and long-term achievements.

    The management compensation policy and the general compensation policies of the Company are established by the Compensation Committee of the Board (the "Committee"). The Committee formulates the compensation policy and specific compensation levels for executive officers and administers the Company's stock option plans.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Committee believes that the compensation of the Chief Executive Officer, Edwin F. Hale, Sr., should be based largely upon corporate performance relative to the Company's business plan. In setting Mr. Hale's salary and bonus, the Committee considered the key role Mr. Hale plays in the development and expansion of the Company, its substantial growth, the increase in public awareness of the Company and the development of commercial and consumer business of the Bank.

    In 1995, Mr. Hale acquired a significant financial position in the Company's predecessor and changed the name to First Mariner Bancorp. He developed a business plan which emphasized rapid growth, branch expansion, market awareness, a strong capital base and the generation of profits within a short time frame.

    Largely through Mr. Hale's efforts, personal contact and his own financial resources, the Company generated capital in 1995 and 1996 through private placements. The Company then undertook an initial public offering in December, 1996 to generate significant additional capital and to offer stock in the public market. This public offering was very successful largely due to the efforts of Mr. Hale and his image and reputation in the market and community.

    After the success of the capital generation program, the Company with Mr. Hale's leadership, implemented its business plan of expansion of branch locations and growth in loans and deposits. During the period mid-1995 to the end of 1999, the Company increased its branch locations to twenty-four from two while assets grew twenty five times to $616 million at year end 1999. According to investment banking sources, the Company's growth rate is one of the fastest in the United States. Public awareness of the Company and the Bank's customer base have also increased substantially over this period. The Company recorded its first profitable quarter in early 1997 and has remained profitable each quarter thereafter.

    In establishing Mr. Hale's total compensation for 1999, including base salary and bonus, the Committee reviewed his performance for the prior year, including the extraordinary growth by the Bank, the significant increase in pre-tax profitability and the enhanced awareness and reputation of the Company in the Greater Baltimore area. The Committee set Mr. Hale's base salary for fiscal year 1999 at $250,000, which reflected no increase over the prior year, and a bonus of $100,000.

    Mr. Hale also received stock options in 1999. To link more strongly the Company's interest with that of its shareholders Mr. Hale was granted an option to purchase 120,000 shares of Common Stock in the form of a step up option. Under the plan the option is exercisable only at certain prices which are above the price at which the shares were issued. Specifically, 50% of the options may be exercised when the price of the Company's stock trades at the set strike price ($11.75) plus $2.50 per share. Twenty five percent may be exercised when the price of the Company's stock trades at the strike price ($11.75) plus $5.00 per share. The last twenty five percent may be exercised only when the price of the Company's stock trades at the strike price ($11.75) plus $7.50. In November 1999, Mr. Hale also received an option to purchase 10,000 shares of Common Stock. The option is exercisable immediately as to one-third of the shares covered by the option, one-third of the shares may be purchased after the first anniversary, and the remaining one-third may be purchased after the second anniversary of the date the option was granted. The exercise price for all shares covered by the option is $8.69 per share.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

    Recommendations regarding the base salary of the Executive Officers, other then the Chief Executive Officer, are made to the Committee by the Chief Executive Officer and either approved or modified by the Committee. The recommendation as to the bonus paid to each Executive Officer is based upon a review of the performance of these officers during the prior year by the Chief Executive Officer and includes the factors described in the preceding section on compensation of the Chief Executive Officer. The Committee concurred with the recommendations made by the Chief Executive Officer.

    Mr. Cicero and Mr. Mantakos were granted options to purchase 60,000 shares and 40,000 shares, respectively. The options were granted on the same terms, including the same step up vesting schedule, as the step up option granted to Mr. Hale.

SUBMITTED BY THE COMPENSATION COMMITTEE OF FIRST MARINER
BANCORP BOARD OF DIRECTORS

Barry B. Bondroff, Chair
James P. O'Conor
Hanan Y. Sibel

                               PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Common Stock, since its 1996 initial public offering, with the performance of a broad market index and a nationally-recognized industry standard assuming in each case both an initial $100 investment and reinvestment of dividends. The Company has selected the Nasdaq Market Index as the relevant broad market index because prices for the Company's Common Stock are quoted on Nasdaq National Market. Additionally, the Company has selected the Middle Atlantic Bank Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid Atlantic region and the Company believes that such institutions generally possess assets, liabilities and operations more similar to the Company than other publicly-available indices. However, given the short history of the Company's operations and its rapid growth, the Company believes no truly appropriate comparative index exists.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            1996   1997    1998    199
First Mariner Bancorp        100  123.08  110.54   69.81
Middle Atlantic Bank Index   100  163.09  179.52  120.84
Nasdaq Market Index          100  122.32  172.52   315.2

                                                                        DECEMBER 31,
                                                          -----------------------------------------
                                                            1996       1997       1998       1999
                                                          --------   --------   --------   --------
First Mariner Bancorp...................................  $100.00    $123.08    $110.54    $ 69.81
Middle Atlantic Bank Index..............................  $100.00    $163.09    $179.52    $120.84
Nasdaq Market Index.....................................  $100.00    $122.32    $172.52    $315.20

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

    The Bank has seven full-service branches with ATMs and seven non-branch
ATMs in Mars Super Markets. The Bank pays rent of $35,000 per year to Mars Super Markets, Inc. for approximately 200-500 square feet of space in each of the stores where branches are located. The Bank also bears all costs of construction of each branch. The Bank, however, incurs no charge from Mars in connection with the installation of ATMs. The terms of the arrangement are described in a Master Lease Agreement between the Company and Mars dated March 1, 1996. Christopher P. D'Anna, Executive Vice President of Mars Super Markets, Inc., is a member of the Board of Directors of the Company and the Bank.

    The Company entered into a 16 year Lease Agreement dated November 1, 1997, amended and restated on October 1, 1998 and amended on January 1, 2000, with Hale Properties, L.L.C., a wholly owned corporation of Edwin F. Hale, Sr. for the premises that has a full service branch of the Bank and the headquarters and executive offices of the Bank and the Company at 1801 South Clinton Street, Baltimore, Maryland. The Company pays rent of $553,717 per year. Mr. Hale is the Chairman and Chief Executive Officer of the Company.

    The Company entered into a 16-year Lease Agreement dated September 1, 1998, amended and restated on October 1, 1998, with Building No 2, L.L.C., a wholly owned corporation of Edwin F. Hale, Sr. for the premises that has served as the operations center of the Company at 1516 Baylis Street, Baltimore, MD 21224. The Company pays the rent of $132,000 per year. In addition, the Company entered into a 13-year Lease Agreement dated January 1, 2000 with Building No 2, L.L.C., a wholly owned corporation of Edwin F. Hale, Sr. for the first floor of the premises that has served as the operations center of the Company at 1516 Baylis Street, Baltimore, Maryland 21224. The Company pays the rent of $99,720 per year.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG LLP performed the audit of the Company's financial statements for the year ended December 31, 1999. Representatives of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and will answer appropriate questions directed to them relating to their audit of the Company's consolidated financial statements.

    The selection of independent auditors to audit the Company's consolidated financial statements for the year ended December 31, 2000, has not yet been made. The Board of Directors intends to make its selection based on the recommendation of the Audit Committee by the end of the second quarter of 2000, and will consider the expertise, skill, services offered and cost of prospective auditing firms.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended to be included in the proxy statement and voted on by the stockholders at the Annual Meeting of Stockholders to be held in May 2001 must submit in writing proposals, including all supporting materials, to the Company at its principal executive offices no later than December 1, 2000 (120 days before the date of mailing based on this year's proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, the Company will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not disclosed in the Company's 2001 proxy statement if the Company has not received written notice of such proposal by February 14, 2001 (45 days before the date of mailing based on this year's proxy statement date).

                                 ANNUAL REPORT

    THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999 IS ENCLOSED HEREWITH. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON A WRITTEN REQUEST DIRECTED TO EUGENE A. FRIEDMAN, SECRETARY, FIRST MARINER BANCORP, 1801 SOUTH CLINTON STREET, BALTIMORE, MARYLAND 21224.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to be presented for action at the Meeting, but if any other business should properly come before the Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder in their discretion.

                                          By Order of the Board of Directors,

                                          Eugene A. Friedman
                                          SECRETARY

                                                                     APPENDIX A

                   SOLICITED BY THE BOARD OF DIRECTORS
                         FIRST MARINER BANCORP
                     ANNUAL MEETING OF STOCKHOLDERS
                              MAY 2, 2000

      The undersigned stockholder of First Mariner Bancorp (the "Company") hereby appoints James Gast and Eugene A. Friedman and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 2, 2000 and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any of the named nominees for Director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR proposal 1. The undersigned acknowledges receipt of the Company's 1999 Annual Report and the Notice of the Annual Meeting of the Company.

     (IMPORTANT--TO BE SIGNED ON THE REVERSE SIDE)           SEE REVERSE
                                                              SIDE

                Please Detach and Mail in the Envelope Provided


   /   /  Please mark your
A  / X /  votes as in this
   /   /  example.

                                     WITHHOLD                   The Board of Directors recommends a vote FOR proposal 1.
                   FOR ALL       AUTHORITY TO VOTE
               NOMINEES LISTED   FOR ALL NOMINEES    NOMINEES:
                  AT RIGHT       LISTED AT RIGHT       Term Expiring 2003    2. In their discretion the proxies are authorized
1. Election of     /   /             /    /            Joseph A. Cicero         to vote upon any other business which properly
   Directors       /   /             /    /            Melvin S. Kabik          comes before the meeting and any adjournments
                   /   /             /    /            Howard Friedman          thereof.
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING           Jay JJ. Matricciani
NOMINEE(S):                                            John J. Oliver, Jr.   PLEASE MARK, SIGN, DATE AND RETURN CARD PROMPTLY
                                                       Hanan Y. Sibel        USING THE ENCLOSED ENVELOPE.
                                                       Leonard Stoler
                                                       Term Expiring 2002
                                                       Patricia Schmoke
____________________________________________           Term Expiring 2001
                                                       Michael J. Lynch




                                                                                              MARK HERE FOR /   /     MARK   /   /
                                                                                             ADDRESS CHANGE /   /   HERE FOR /   /
                                                                                             AND NOTE BELOW /   /   COMMENTS /   /




Signature ______________________________ Date ___________, 2000     Signature ______________________________ Date ___________, 2000

Note:  Please sign exactly as your name appears on stock certificate. If acting as attorney, executor, trustee, guardian, or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign and date.